Exhibit 99.1

News Release

Torchmark Corporation             •             3700 S. Stonebridge Drive            •            McKinney, Texas 75070

TORCHMARK ANNOUNCES PUBLIC OFFERING OF

$120,000,000 OF TRUST PREFERRED SECURITIES

McKinney, Texas, May 31, 2006–Torchmark Corporation (NYSE: TMK) today announced that it is offering, subject to market and other conditions, 4,800,000 trust preferred securities with an aggregate liquidation amount of $120,000,000. Each trust preferred security will have a stated liquidation amount of $25 and will represent a beneficial interest in the assets of Torchmark Capital Trust III.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Investment Bank and Wachovia Securities are acting as joint book-running managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of the prospectus supplement and accompanying prospectus (collectively, the “Prospectus”) which is part of a registration statement that Torchmark Corporation filed with the SEC utilizing a “shelf” registration process.

Copies of the Prospectus can be obtained from:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

1-866-500-5408

UBS Investment Bank

Attention: Fixed Income Syndicate

677 Washington Boulevard

Stamford, Connecticut 06901

203-719-1088

Wachovia Capital Markets, LLC

8739 Research Drive

Charlotte, North Carolina 28262

1-800-326-5897

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
	Phone:	972/569-3627
	FAX:	972/569-3282
jlane@torchmarkcorp.com